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                                                                EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Perceptron, Inc. and Subsidiaries on Form S-8 (File Nos. 33-63666, 33-63664, 33-85656, 33-93910, 333-00446 and 333-00444) and on Form S-3 (File No.
33-78594) of our report dated January 31, 1996, except as to note 14 for which the date is February 3, 1997, on our audits of the consolidated financial statements and financial statement schedule of Perceptron, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1996.



COOPERS & LYBRAND LLP


Detroit, Michigan
March 28, 1997